Exhibit 99.1

NEWS RELEASE	DATE: July 27, 2016

NASDAQ REPORTS SECOND QUARTER 2016 EARNINGS;

DELIVERS RECORD NET REVENUES1

•	Net revenues were a record $559 million in the second quarter of 2016, up 8% year-over-year.

•	Organic growth, which excludes the impact of acquisitions and changes in FX rates, contributed $14 million of the total $41 million year-over-year increase in revenue growth.

•	Second quarter 2016 diluted EPS was $0.42. Non-GAAP[2] diluted EPS for the second quarter 2016 was $0.91.

•	During the quarter, the company completed the Boardvantage and ISE acquisitions, the last of four recently announced deals to close, and has achieved approximately $10 million in annualized run-rate cost synergies.

•	Since the beginning of 2016 through July 26, 2016, Nasdaq has increased its quarterly dividend 28% and repurchased $53 million of common stock.

New York, N.Y. — Nasdaq, Inc. (Nasdaq: NDAQ) today reported strong revenue results for the second quarter of 2016. Second quarter net revenues were $559 million, up $41 million or 8% from $518 million in the prior year period, driven by a $24 million positive impact from acquisitions, a $14 million positive impact from operations, and a $3 million positive impact from changes in foreign exchange rates.

“Nasdaq has experienced broad-based demand for our distinctive technology, services and solutions, resulting in continued organic growth from each of our business segments,” said Bob Greifeld, CEO, Nasdaq. “Further, we are successfully integrating the recently closed acquisitions, which we expect to provide another lever of return for our shareholders as we drive operational synergies and deliver ever increasing value for our clients.”

Mr. Greifeld continued, “Material expansion in the SMARTS surveillance product’s customer base, the acquisition of the ISE, giving Nasdaq unique scale in U.S. options, exceptional growth in Nordic listings, and the accelerating migration of corporate customers onto the IR Insights platform stand out as second quarter developments which will pay meaningful dividends in future periods.”

Operating expenses were $385 million in the second quarter of 2016, up $84 million from $301 million in the second quarter of 2015. The increase primarily reflected higher merger and strategic initiatives expense of $32 million, higher restructuring charges of $31 million and $15 million in incremental expenses from the acquisitions of Nasdaq CXC, formerly Chi-X Canada (February 2016), Marketwired (February 2016), and Boardvantage (May 2016). Non-GAAP operating expenses were $300 million in the second quarter of 2016, up $19 million from $281 million in the second quarter of 2015. This increase reflected $15 million in incremental expenses from the acquisitions closed in 2016 as well as $4 million in organic growth.

“During the quarter we were able to raise over $1 billion in acquisition financing at favorable rates while also reducing FX exposure. As I transition over the CFO responsibilities, I believe the company’s capital and financial position are in excellent condition,” said Ron Hassen, Principal Financial Officer and Senior Vice President, Nasdaq.

[1]	Represents revenues less transaction-based expenses.
[2]	Refer to our reconciliation of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses included in the attached schedules.

“I’m excited to join the Nasdaq team at an especially interesting time, and look forward to bringing new perspectives and ideas that can contribute to execution of the company’s strategy. In the near-term, this includes a particular focus on ensuring that the acquisition integrations succeed in delivering maximum benefits to clients and shareholders,” said Michael Ptasznik, Chief Financial Officer and Executive Vice President, Nasdaq.

Net income attributable to Nasdaq for the second quarter of 2016 was $70 million, or $0.42 per diluted share, compared with $133 million, or $0.77 per diluted share, in the prior year quarter. On a non-GAAP basis, net income attributable to Nasdaq for the second quarter of 2016 was $153 million, or $0.91 per diluted share, compared with $143 million or $0.83 per diluted share, in the second quarter of 2015, an increase of $10 million, or $0.08 per diluted share.

The company repurchased 256,808 shares for $16 million in the second quarter of 2016 at an average price of $62.27, and an additional 127,580 shares for $8 million in the third quarter of 2016 through July 26, 2016 at an average price of $62.19. As of July 26, 2016, there was $476 million remaining under the board authorized share repurchase program.

At June 30, 2016, the company had cash and cash equivalents of $344 million and total debt of $3,731 million, resulting in net debt of $3,387 million. This compares to net debt of $2,063 million at December 31, 2015.

BUSINESS HIGHLIGHTS

Market Services (35% of total net revenues) — Net revenues were $194 million in the second quarter of 2016, up $5 million when compared to the second quarter of 2015. The increase primarily reflects an increase in revenues from the Nasdaq CXC acquisition.

Equity Derivatives (8% of total net revenues) — Net equity derivative trading and clearing revenues were $46 million in the second quarter of 2016, up $2 million compared to the second quarter of 2015. The increase was primarily driven by higher U.S. industry trading volumes and higher U.S. market share.

Cash Equities (11% of total net revenues) — Net cash equity trading revenues were $63 million in the second quarter of 2016, up $1 million compared to the second quarter of 2015. This increase reflects the inclusion of net revenues associated with our acquisition of Nasdaq CXC and the positive impact of foreign exchange, partially offset by lower U.S. and European market share and lower U.S. average net capture.

Fixed Income, Currency and Commodities (4% of total net revenues) — Net FICC trading and clearing revenues were $21 million in the second quarter of 2016, down $3 million from the second quarter of 2015, due to the negative impact of Nasdaq Futures (NFX) trading incentives and a decline in U.S. fixed income revenues, partially offset by higher European fixed income and commodities revenues.

Access and Broker Services (12% of total net revenues) — Access and broker services revenues were $64 million in the second quarter of 2016, up $5 million compared to the second quarter of 2015, primarily driven by an increase in customer demand for network connectivity.

Information Services (24% of total net revenues) — Revenues were $134 million in the second quarter of 2016, up $6 million from the second quarter of 2015. The increase reflects a $3 million organic increase primarily from higher audit collections and higher consolidated and proprietary data products revenue, partially offset by lower index licensing and servicing revenues.

Data Products (19% of total net revenues) — Data products revenues were $107 million in the second quarter of 2016, up $8 million compared to the second quarter of 2015 due to increased audit collections and increased revenues from consolidated and proprietary data, as well as the inclusion of revenues associated with the Nasdaq CXC acquisition and the positive impact of changes in foreign exchange rates.

Index Licensing and Services (5% of total net revenues) — Index licensing and services revenues were $27 million in the second quarter of 2016, down $2 million from the second quarter of 2015. The revenue decline was primarily driven by a decrease in the value of underlying assets associated with Nasdaq-licensed ETPs.

Technology Solutions (29% of total net revenues) — Revenues were $163 million in the second quarter of 2016, up $28 million from the second quarter of 2015. The increase primarily reflects the inclusion of revenue from the acquisitions of Marketwired and Boardvantage, as well as $8 million in organic revenue growth primarily from market technology contracts.

Corporate Solutions (17% of total net revenues) — Corporate solutions revenues were $94 million in the second quarter of 2016, up $18 million from the second quarter of 2015. The increase was due to the inclusion of revenues from the Marketwired and Boardvantage acquisitions.

Market Technology (12% of total net revenues) — Market technology revenues were $69 million in the second quarter of 2016, up $10 million from the second quarter of 2015. The increase was driven primarily by growth in revenues from software licensing and support, and surveillance products, as well as increased revenues from change requests. New order intake was $69 million for the second quarter of 2016, and the total order value at June 30, 2016 was $769 million, up 9% from the prior year period.

Listing Services (12% of total net revenues) — Revenues were $68 million in the second quarter of 2016, up $2 million compared to the second quarter of 2015, primarily due to higher revenues in the Nordics from an increase in the number of listed companies due to new listings.

CORPORATE HIGHLIGHTS

•	Nasdaq Futures continues to show consistent growth. NFX, a U.S.-based futures and options market for key energy benchmarks, has seen consistent growth and marketplace traction since launch in late July 2015. NFX has gained support from multiple sectors of the energy trading community, including 17 prominent global Futures Commission Merchants, and over 100 total firms have transacted on the market. In July, open interest in NFX products rose to over 1,000,000 contracts for the first time.

•	Nasdaq introduces the Nasdaq Financial Framework to provide seamless technology functionality across the full trade lifecycle: Nasdaq introduced the Nasdaq Financial Framework, the company’s harmonized approach to delivering robust end-to-end solutions to financial infrastructure providers globally in an open environment. The framework is integrated across all of Nasdaq’s business units and consists of a single operational core that ties together the deep portfolio of Nasdaq technology offerings across the trade lifecycle in an open framework whereby exchange, clearinghouses, and central securities depositories can easily integrate Nasdaq’s business applications with each other, as well as other external solutions. The framework will also allow market operators to easily leverage the latest in technology developments including blockchain.

•	The Nasdaq Stock Market led U.S. exchanges for IPOs in 2Q16. Nasdaq welcomed 106 new listings in the second quarter of 2016, including 50 IPOs. In the U.S. market, The Nasdaq Stock Market welcomed 73 new listings in the second quarter of 2016, including 25 IPOs, representing 69% of all U.S. IPOs during the period. Among U.S. ETPs, The Nasdaq Stock Market led all U.S. listing exchanges with 38% of new ETP listings and switches in the second quarter of 2016.

•	The Nasdaq Stock Market maintains strong exchange listing transfer momentum. Nasdaq also won 37 exchange listing transfers to its U.S. market in the first half of 2016, including a record 13 companies from NYSE, and 24 exchange-traded funds. Company transfers included Scripps Networks Interactive, tronc (formerly Tribune Publishing), and OPKO Health, among others. Since 2005, over $830 billion in market value has chosen to switch to Nasdaq, including $43 billion in the first six months of 2016.

•	Nasdaq completes acquisitions of Boardvantage and ISE. On May 2, 2016, Nasdaq completed the acquisition of Boardvantage, a leading board portal solution provider which also specializes in leadership collaboration and meeting productivity tools. The deal expands Nasdaq’s governance business within the Corporate Solutions segment, where it is being integrated with the Director’s Desk business. On June 30, 2016, Nasdaq completed the acquisition of ISE, an operator of three electronic U.S. options exchanges. Nasdaq plans to build on its robust offerings by providing greater breadth and depth of products and services to participants, and the acquisition is expected to allow Nasdaq to offer efficiencies for clients.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,700 listed companies with a market value of $9.3 trillion and over 18,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliation, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items, such as those described below, that have less bearing on our ongoing operating performance.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of Nasdaq. Management does not consider intangible asset amortization expense for the purpose of evaluating the performance of our business or its managers or when making decisions to allocate resources. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with a more useful representation of our businesses’ ongoing activity in each period.

Restructuring charges: Restructuring charges are associated with our 2015 restructuring plan to improve performance, cut costs and reduce spending and are primarily related to (i) the rebranding of our company name from The NASDAQ OMX Group, Inc. to Nasdaq, Inc., (ii) severance and other termination benefits, (iii) costs to vacate duplicate facilities, and (iv) asset impairment charges. We exclude these restructuring costs because these costs do not reflect future operating expenses and do not contribute to a meaningful evaluation of Nasdaq’s ongoing operating performance or a comparison of Nasdaq’s performance between periods.

Merger and strategic initiatives expense: We have pursued various strategic initiatives and completed a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons of Nasdaq’s performance between periods.

Other significant items: We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. For the three months ended June 30, 2016, other significant items include tax expense due to an unfavorable tax ruling received during the three months ended June 30, 2016, the impact of which related to prior periods, and the release of a sublease loss reserve due to the early exit of a facility. We believe the exclusion of such amounts, which arise outside of the normal course of business, allow management and investors to better understand the financial results of Nasdaq.

Foreign exchange impact on revenue: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

MEDIA RELATIONS CONTACT: + Allan Schoenberg + +1.212.231.5534 + allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: + Ed Ditmire, CFA + +1.212.401.8737 + ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Revenues:
Market Services	$532	$572	$478
Transaction-based expenses:
Transaction rebates	(256)	(283)	(216)
Brokerage, clearance and exchange fees	(82)	(88)	(73)

Total Market Services revenues less transaction-based expenses	194	201	189
Listing Services	68	66	66
Information Services	134	133	128
Technology Solutions	163	134	135

Revenues less transaction-based expenses	559	534	518

Operating Expenses:
Compensation and benefits	164	152	144
Marketing and advertising	8	6	6
Depreciation and amortization	41	38	34
Professional and contract services	35	35	42
Computer operations and data communications	27	25	23
Occupancy	19	20	21
Regulatory	6	7	7
Merger and strategic initiatives	35	9	3
General, administrative and other	17	14	19
Restructuring charges	33	9	2

Total operating expenses	385	315	301

Operating income	174	219	217
Interest income	1	1	1
Interest expense	(32)	(28)	(27)
Other investment income	2	1	—
Net income from unconsolidated investees	1	2	1

Income before income taxes	146	195	192
Income tax provision	76	63	60

Net income	70	132	132
Net loss attributable to noncontrolling interests	—	—	1

Net income attributable to Nasdaq	$70	$132	$133

Per share information:
Basic earnings per share	$0.42	$0.80	$0.79

Diluted earnings per share	$0.42	$0.78	$0.77

Cash dividends declared per common share	$—	$0.57	$0.25

Weighted-average common shares outstanding for earnings per share:
Basic	165.0	164.3	168.7
Diluted	168.2	168.4	172.1

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$103	$101	$97
Transaction-based expenses:
Transaction rebates	(53)	(48)	(49)
Brokerage, clearance and exchange fees	(4)	(5)	(4)

Total net equity derivative trading and clearing revenues	46	48	44
Cash Equity Trading Revenues	339	382	297
Transaction-based expenses:
Transaction rebates	(198)	(230)	(167)
Brokerage, clearance and exchange fees	(78)	(82)	(68)

Total net cash equity trading revenues	63	70	62
Fixed Income, Currency and Commodities Trading and Clearing Revenues	26	26	25
Transaction-based expenses:
Transaction rebates	(5)	(5)	—
Brokerage, clearance and exchange fees	—	(1)	(1)

Total net fixed income, currency and commodities trading and clearing revenues	21	20	24

Access and Broker Services Revenues	64	63	59

Total Net Market Services revenues	194	201	189

LISTING SERVICES REVENUES	68	66	66

INFORMATION SERVICES REVENUES
Data Products revenues	107	105	99
Index Licensing and Services revenues	27	28	29

Total Information Services revenues	134	133	128

TECHNOLOGY SOLUTIONS REVENUES
Corporate Solutions revenues	94	77	76
Market Technology revenues	69	57	59

Total Technology Solutions revenues	163	134	135

Revenues less transaction-based expenses	$559	$534	$518

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2016	December 31, 2015
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$344	$301
Restricted cash	22	56
Financial investments, at fair value	255	201
Receivables, net	399	316
Default funds and margin deposits	3,411	2,228
Other current assets	165	158

Total current assets	4,596	3,260
Property and equipment, net	332	323
Deferred tax assets	741	643
Goodwill	6,236	5,395
Intangible assets, net	2,771	1,959
Other non-current assets	423	281

Total assets	$15,099	$11,861

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$172	$158
Section 31 fees payable to SEC	160	98
Accrued personnel costs	129	171
Deferred revenue	275	127
Other current liabilities	161	138
Default funds and margin deposits	3,411	2,228

Total current liabilities	4,308	2,920
Debt obligations	3,731	2,364
Deferred tax liabilities	983	626
Non-current deferred revenue	199	200
Other non-current liabilities	161	142

Total liabilities	9,382	6,252

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,062	3,011
Common stock in treasury, at cost	(166)	(111)
Accumulated other comprehensive loss	(860)	(864)
Retained earnings	3,679	3,571

Total equity	5,717	5,609

Total liabilities and equity	$15,099	$11,861

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
U.S. GAAP net income attributable to Nasdaq	$70	$132	$133
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	19	17	15
Restructuring charges (2)	33	9	2
Merger and strategic initiatives (3)	35	9	3
Sublease loss reserve (4)	(2)	—	—

Total non-GAAP adjustments	85	35	20
Non-GAAP adjustment to the income tax provision (5)	(2)	(14)	(10)

Total non-GAAP adjustments, net of tax	83	21	10
Non-GAAP net income attributable to Nasdaq	$153	$153	$143

U.S. GAAP diluted earnings per share	$0.42	$0.78	$0.77
Total adjustments from non-GAAP net income above	0.49	0.13	0.06

Non-GAAP diluted earnings per share	$0.91	$0.91	$0.83

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. For the three months ended June 30, 2016 and March 31, 2016, restructuring charges primarily related to severance costs and asset impairment charges. For the three months ended June 30, 2015, restructuring charges primarily related to severance costs and asset impairment charges, partially offset by a credit of $10 million which pertained to the release of a previously recorded sublease loss reserve. In June 2015, as part of our real estate reorganization plans, management decided to occupy this space. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(3)	For the three months ended June 30, 2016, merger and strategic initiatives expense primarily related to our acquisition of International Securities Exchange, or ISE. For the three months ended March 31, 2016 merger and strategic initiatives expense primarily related to our acquisitions of Marketwired and Nasdaq CXC Limited, formerly Chi-X Canada, as well as costs incurred related to our subsequent acquisitions of ISE and Boardvantage, Inc. For the three months ended June 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives to be a non-GAAP adjustment.
(4)	The credit of $2 million pertains to the release of a previously recorded sublease loss reserve due to the early exit of a facility.
(5)	Includes the tax impact of each non-GAAP adjustment. In addition, we recorded a $27 million tax expense due to an unfavorable tax ruling received during the three months ended June 30, 2016, the impact of which related to prior periods.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
U.S. GAAP operating income	$174	$219	$217
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	19	17	15
Restructuring charges (2)	33	9	2
Merger and strategic initiatives (3)	35	9	3
Sublease loss reserve (4)	(2)	—	—

Total non-GAAP adjustments	85	35	20

Non-GAAP operating income	$259	$254	$237

Revenues less transaction-based expenses	$559	$534	$518
U.S. GAAP Operating margin (5)	31%	41%	42%
Non-GAAP operating margin (6)	46%	48%	46%

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. For the three months ended June 30, 2016 and March 31, 2016, restructuring charges primarily related to severance costs and asset impairment charges. For the three months ended June 30, 2015, restructuring charges primarily related to severance costs and asset impairment charges, partially offset by a credit of $10 million which pertained to the release of a previously recorded sublease loss reserve. In June 2015, as part of our real estate reorganization plans, management decided to occupy this space. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(3)	For the three months ended June 30, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. For the three months ended March 31, 2016 merger and strategic initiatives expense primarily related to our acquisitions of Marketwired and Nasdaq CXC Limited, formerly Chi-X Canada, as well as costs incurred related to our subsequent acquisitions of ISE and Boardvantage, Inc. For the three months ended June 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives to be a non-GAAP adjustment.
(4)	The credit of $2 million pertains to the release of a previously recorded sublease loss reserve due to the early exit of a facility.
(5)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by total revenues less transaction-based expenses.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
U.S. GAAP operating expenses	$385	$315	$301
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(19)	(17)	(15)
Restructuring charges (2)	(33)	(9)	(2)
Merger and strategic initiatives (3)	(35)	(9)	(3)
Sublease loss reserve (4)	2	—	—

Total non-GAAP adjustments	(85)	(35)	(20)

Non-GAAP operating expenses	$300	$280	$281

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. For the three months ended June 30, 2016 and March 31, 2016, restructuring charges primarily related to severance costs and asset impairment charges. For the three months ended June 30, 2015, restructuring charges primarily related to severance costs and asset impairment charges, partially offset by a credit of $10 million which pertained to the release of a previously recorded sublease loss reserve. In June 2015, as part of our real estate reorganization plans, management decided to occupy this space. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities. Refer to the non-GAAP information section of the earnings release for further discussion of why we consider restructuring charges to be a non-GAAP adjustment.
(3)	For the three months ended June 30, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. For the three months ended March 31, 2016 merger and strategic initiatives expense primarily related to our acquisitions of Marketwired and Nasdaq CXC Limited, formerly Chi-X Canada, as well as costs incurred related to our subsequent acquisitions of ISE and Boardvantage, Inc. For the three months ended June 30, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives to be a non-GAAP adjustment.
(4)	The credit of $2 million pertains to the release of a previously recorded sublease loss reserve due to the early exit of a facility.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Market Services
Equity Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	14.1	15.3	13.9
Nasdaq PHLX matched market share	16.2%	16.1%	16.4%
The NASDAQ Options Market matched market share	7.1%	7.1%	6.8%
Nasdaq BX Options Market matched market share	1.0%	0.9%	0.8%
Nasdaq ISE Options Market matched market share(1)	0.2%	0.0%	0.0%

Total matched market share executed on Nasdaq’s exchanges	24.5%	24.1%	24.0%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts(2)	439,520	452,178	399,900
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	7.25	8.56	6.35
Matched share volume (in billions)	80.6	93.7	74.3
Matched market share executed on NASDAQ	14.0%	14.9%	15.8%
Matched market share executed on Nasdaq BX	2.3%	2.0%	1.9%
Matched market share executed on Nasdaq PSX	1.1%	1.0%	0.9%

Total matched market share executed on Nasdaq’s exchanges	17.4%	17.9%	18.6%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility	33.0%	31.9%	32.9%

Total market share(3)	50.4%	49.8%	51.5%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades	447,231	506,790	424,915
Total average daily value of shares traded (in billions)	$5.2	$5.7	$5.4
Total market share executed on Nasdaq’s exchanges	63.7%	62.5%	67.7%
Fixed Income, Currency and Commodities Trading and Clearing
Total U.S. Fixed Income
U.S. fixed income notional trading volume (in billions)	$5,255	$5,968	$8,281
Nasdaq Nordic and Nasdaq Baltic fixed income
Total average daily volume fixed income contracts	91,107	101,470	105,432
Nasdaq Commodities
Power contracts cleared (TWh)(4)	455	420	329
Listing Services
Initial public offerings
NASDAQ	25	10	49
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	25	8	31
New listings
NASDAQ(5)	73	47	79
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(6)	33	14	38
Number of listed companies
NASDAQ(7)	2,868	2,852	2,828
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(8)	873	847	835
Information Services
Number of licensed exchange traded products	267	226	197
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)(9)	$108	$105	$108
Technology Solutions
Market Technology
Order intake (in millions)(10)	$69	$22	$31
Total order value (in millions)(11)	$769	$783	$707

(1)	For the three and six months ended June 30, 2016, Nasdaq ISE Options Market matched market share represents one day of trading volume.
(2)	Includes Finnish option contracts traded on EUREX Group.
(3)	Includes transactions executed on NASDAQ’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/NASDAQ Trade Reporting Facility.
(4)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(5)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded products, or ETPs.
(6)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(7)	Number of listed companies for NASDAQ at period end, including separately listed ETPs.
(8)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(9)	Represents assets under management in licensed ETPs.
(10)	Total contract value of orders signed during the period.
(11)	Represents total contract value of orders signed that are yet to be recognized as revenue.